Exhibit 23.2

Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of CONSOL Energy, Inc. for the registration of securities and to the incorporation by reference therein of our report dated January 16, 2002 with respect to the consolidated financial statement of CONSOL Energy, Inc. included in its Annual Report (Form 10-K) for the six-month transition period ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

May 30, 2003